CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------


We hereby consent to the incorporation by reference in the Registration Statement of the 1995 Stock Option Plan of Grill Concepts, Inc. on Form S-8 (File No. 333-04181), the Registration Statement of the 1998 Comprehensive Stock Option and Award Plan of Grill Concepts, Inc. on Form S-8 (File No. 333-57369), and the Registration Statement covering additional shares under the 1998 Comprehensive Stock Option and Award Plan of Grill Concepts, Inc. on Form S-8 (File No. 333-64850) of our report dated March 11, 2004, except for the restatement as described in Note 1 which is as of May 14, 2004, relating to the consolidated financial statements and financial statement schedule, which appear in this Form 10-K/A.

PricewaterhouseCoopers LLP

Los Angeles, California
May 25, 2004


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